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                          Pursuant to Rule 424(b)(3)
                          Registration No. 333-23683

                                  PROSPECTUS

                      SHARED MEDICAL SYSTEMS CORPORATION

                        753,195 Shares of Common Stock


               This Prospectus relates to 753,195 shares of Common Stock, par value $.01 per share ("Common Stock"), of SHARED MEDICAL SYSTEMS CORPORATION, a Delaware corporation (the "Company") which may be offered for sale from time to time by certain stockholders of the Company (the "Selling Stockholders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at fixed or negotiated prices. See "Plan of Distribution." Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders and do not have cumulative voting rights in the election of directors, or preemptive rights to subscribe for additional securities which may be issued by the Company.

               The Company will not receive any of the proceeds from the sale of shares of Common Stock (the "Shares") by the Selling Stockholders. The Company will pay all of the expenses associated with the registration of the Shares under the Securities Act of 1933, estimated to be approximately $21,061.47. The Selling Stockholders will pay for all other costs of the distribution and sale of the Shares, if any.

               The Common Stock is traded on the Nasdaq National Market under the symbols "SMED." On April 28, 1997 the closing price of the Common Stock was $39.00 per share.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The Date of this Prospectus is May 7, 1997
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               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                             AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Shares of the Company's Common Stock are traded on the Nasdaq National Market. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

               The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration

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     Statement.  Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents, filed by the Company with the Commission (File No. 07416) pursuant to the Exchange Act or pursuant to the Securities Act are hereby incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (b) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, Reg. No. 000-07416, filed on September 19, 1973, including any amendments or reports filed for the purpose of updating such description.

               All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
     Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Shared Medical Systems Corporation, 51 Valley Stream Parkway, Malvern, Pennsylvania 19355;
     Attn:  Terrence W. Kyle, telephone (610) 219-6300.


                                  THE COMPANY

               The Company was incorporated in Delaware in 1969. The Company's principal executive office is located at 51 Valley Stream Parkway, Malvern, Pennsylvania 19355, and its telephone number is (610) 219-6300.

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               The Company and its subsidiaries provide computer-based
     information systems and associated services to the health industry in North America and Europe.

               The Company's services and systems are offered to integrated health networks, multientity health corporations, community health information networks, acute-care hospitals, physician groups, managed services organizations, and other health providers. These services and systems include a full range of clinical, financial, patient management, managed care, imaging, management decision, and electronic data interchange services that use diverse computing and networking technologies, ranging from remote processing (i.e., at the Company's Information Services Center), to distributed processing systems, to on-site systems. The Company also provides professional services related to its information systems business.

               In the United States, which has historically been the Company's most significant market, the Company currently has contracts with hospitals in 48 states, the District of Columbia, and Puerto Rico. The Company markets its information systems and provides installation services and ongoing technical and educational support with a field staff working from branch offices. At its Corporate Headquarters and Information Services Center, the Company has a customer service staff, applications specialists, and communications and computer operations personnel who assist customers in their day-to-day use of the Company's systems, and system designers and programmers who work to improve existing software applications and develop additional information processing services and systems.

               On February 28, 1997, a wholly-owned subsidiary of the Company completed a merger with American Healthware Systems, Inc., a provider of financial information systems and facilities management services to health organizations in New York State. Under the terms of the merger agreement, the Company issued 1,255,325 shares of the Company's Common Stock in exchange for all outstanding shares of American Healthware Systems, Inc. This transaction will be accounted for as a pooling of interests.

               In 1981, the Company entered the health information processing services and systems market in Europe. In Europe, the Company markets, installs and supports its products through local offices in ten countries. Currently, the Company has customer contracts in Belgium, the Czech Republic, Denmark, France, Germany, Greece, Hungary, Ireland, Italy, Luxembourg, Malta, the Netherlands, Poland, the Slovak Republic, Spain, and the United Kingdom.

               The Company's health information systems and related services are delivered on computers that range from personal computers to minicomputers, to mainframes, which can operate at the customer's site, at the Company's Information Services Center (i.e. remotely), or as part of a distributed network. Distributed network systems enable customers to process any combination of the Company's information systems either at the

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     Company's Information Services Center, or at the customer's site.  These systems are also offered with networking features that enable multientity health organizations to process information for affiliated hospitals, physician groups, and clinics.


                                USE OF PROCEEDS

               The net proceeds from the sale of shares of Common Stock will be received by the Selling Stockholders. The Company will receive none of the proceeds from any sale of shares of Common Stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS

               The table below sets forth information as of April 28, 1997 with respect to the Selling Stockholders, their names, holdings of shares of the Company's Common Stock prior to the offering of the Shares, the number of Shares being offered for the Selling Stockholders' accounts, and the number of shares of the Company's Common Stock owned by the Selling Stockholders immediately following the sale of the Shares, assuming all of the offered Shares are sold.


                                  COMMON STOCK
                                  ------------

                      Shares of                   Common Stock  Percentage of
                     Common Stock    Shares of       to be       Common Stock
                     Owned Before  Common Stock   Owned After    Owned After
                     the Offering  Being Offered  the Offering  the Offering*
                     ------------  -------------  ------------  --------------

Harold Fischman      502,130       301,278/(1)/   200,852       0.8%
George Weinberger    753,195       451,917/(2)/   301,278       1.2%

__________________

* Based on 24,862,374 shares of Common Stock outstanding as of March 31, 1997 (net of treasury shares).

(1) Represents 60% of the total number of shares of Common Stock acquired by Mr. Fischman upon the merger of American Healthware Systems, Inc., of which Mr. Fischman was a shareholder, with a subsidiary of the Company on February 28, 1997.

(2) Represents 60% of the total number of shares of Common Stock of the Company acquired by Mr. Weinberger in the merger transaction referenced in note 1, above. Mr. Weinberger also was a shareholder in American Healthware Systems, Inc.

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         Relationship Between the Company and the Selling Stockholders

          The Selling Stockholders were the former sole stockholders of American Healthware Systems, Inc., which merged with a wholly-owned subsidiary of the Company on February 28, 1997. The Selling Stockholders acquired their shares of Common Stock of the Company as consideration in the merger.


                              PLAN OF DISTRIBUTION

           The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest including, without limitation, Bear, Stearns & Co. Inc. Such sales may be made on one or more exchanges or on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) and exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. From time to time the Selling Stockholders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the Shares in connection therewith.

           In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

                                 LEGAL MATTERS

               The validity of the Shares offered hereby are being passed upon by Drinker Biddle & Reath LLP, counsel to the Company. Raymond K. Denworth, a Director of the Company and the owner of less than 1% of the Company's Common Stock outstanding on April 28, 1997, is of counsel to Drinker Biddle & Reath LLP.

                                    EXPERTS

               The consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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